Exhibit 99.1

FOR IMMEDIATE RELEASE            Contact:     Kate Dreyer
comScore, Inc.
571-306-6647
press@comscore.com

Dr. Magid Abraham Resigns as Executive Chairman of the comScore Board of Directors

Will Remain on Board Through 2018

RESTON, VA, July 22, 2016 – comScore (NASDAQ: SCOR) today announced that co-founder Dr. Magid Abraham has resigned as executive chairman of the comScore board of directors. He will remain on the comScore board through the remainder of his term, which expires in 2018.

Dr. Abraham will focus his efforts as the recently appointed Executive Chairman of APX Labs and his work as a visiting scholar at the Stanford Graduate School of Business. He is also an active angel investor for technology startups.

“Magid’s vision and energy were central to building comScore into the leading technology company it is today, and it is with deep gratitude that we thank him for his longstanding leadership on the comScore board of directors,” said Bill Henderson, Lead Independent Director. “From its founding, he has led comScore with passion and integrity, creating a company that has become the world’s leading digital measurement provider. We look forward to his continued contributions as a member of the comScore board and support him devoting more of his energy to building the next generation of technology leaders.”

“I’ve always challenged my team to be brave and explore new opportunities, and so it’s fitting that I take my own advice and commit my energy to new projects and the mentoring of new technologists and entrepreneurs,” said Dr. Abraham. “I’m incredibly proud of what we’ve built at comScore and believe strongly in the future we’ve charted.”

“Magid and I founded comScore because we knew we could build a successful business by leveraging new technologies and recruiting incredibly talented people to measure and understand the impact of digital media and commerce,” said Gian Fulgoni, co-Founder and Chairman Emeritus. “Today, comScore is a global leader, measuring cross platform audiences and advertising across digital and television. We’ve far exceeded the original vision of comScore, and today we are powerfully focused on the future while leveraging the many unique assets that comScore holds. Magid’s legacy is powering the future of media measurement.”

About comScore
comScore, Inc. (NASDAQ: SCOR) is a leading cross-platform measurement company that precisely measures audiences, brands and consumer behavior everywhere. comScore completed its merger with Rentrak Corporation in January 2016, to create the new model for a dynamic, cross-platform world. Built on precision and innovation, our unmatched data footprint combines proprietary digital, TV and movie intelligence with vast demographic details to quantify consumers’ multiscreen behavior at massive scale. This approach helps media companies monetize their complete audiences and allows marketers to reach these audiences more effectively. With more than 3,200 clients and global footprint in more than 75 countries, comScore is delivering the future of measurement. For more information on comScore, please visit comscore.com.